Exhibit 99.1

FOR IMMEDIATE RELEASE

Dr. Meghan Sharp Accepts New Role as Global Head of Decarbonization Partners with BlackRock-Temasek

●	Sharp to lead team overseeing venture capital and private equity Investments
●	New role requires Sharp to resign from Lightning eMotors board of directors

LOVELAND, Colo., February 1, 2022 – Lightning eMotors (NYSE: ZEV), a leading provider of medium-duty and specialty commercial zero emission vehicles for fleets, today announced that board member Dr. Meghan Sharp has joined Decarbonization Partners, a BlackRock Inc. and Temasek Holdings Pte partnership to lead their venture capital and private equity investments in sustainable private market investments. Sharp informed the board that she will be required to step down as a director of Lightning eMotors as part of this change.

“It’s been my honor to serve on the board with Meghan. The support, insight, partnership, and leadership from her and her team at bp and bp Ventures for the last 12 years have been invaluable,” said Robert Fenwick-Smith Chairman of Lightning eMotors. “While we will miss her on our board, we are excited to see the impact she will have leading BlackRock’s decarbonization investment team and truly wish her the best.”

“While it’s disappointing that my new role will require me to leave the Lightning board of directors, I have every confidence in their leadership.” Sharp commented. “I’m excited to be entering this new role and helping to accelerate investment in carbon-cutting technologies.”

Lightning has begun to evaluate potential replacements on their board of directors.

About Lightning eMotors:

Lightning eMotors (NYSE: ZEV) has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero-emission-vehicle (ZEV) solutions for commercial fleets since 2018 – including Class 3 cargo and passenger vans, ambulances, Class 4 and 5 cargo vans and shuttle buses, Class 4 Type A school buses, Class 6 work trucks, Class 7 city buses, and Class A motor coaches. The Lightning eMotors team designs, engineers, customizes, and manufactures zero-emission vehicles to support the wide array of fleet customer needs with a full suite of control software, telematics, analytics, and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit our website at https://lightningemotors.com.

Lightning eMotors news media contact:

Nick Bettis

(800) 223-0740

pressrelations@lightningemotors.com

Lightning eMotors’ Investor Relations:

Brian Smith

(503)781-3472

Investorrelations@lightningemotors.com